PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measure
Reconciliation of GAAP Net income to EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 29,	July 31,	July 29,	July 31,
	2012	2011	2012	2011
GAAP Net income (a)	$11,267	$12,622	$25,638	$11,173

Add: interest expense	2,012	1,907	5,587	5,499
Add: income tax expense	3,258	4,895	9,242	11,637
Add: depreciation and amortization	20,403	23,229	63,787	68,923
Add (less): special items (b)	878	5,479	2,418	37,671
EBITDA	$37,818	$48,132	$106,672	$134,903

(a)	Includes net income attributable to noncontrolling interests.

(b)	Special items consist of stock compensation expense, non-cash consolidation and restructuring charges, warrants expense (income), and in 2011 debt extinguishment loss and deferred financing fees write off.